Exhibit 99.1

FOR IMMEDIATE RELEASE	Media:	Investor Relations:
September 28, 2006	Russ Stolle	John Heskett
	(281) 719-6624	(801) 584-5768

HUNTSMAN TO SELL EUROPEAN COMMODITIES BUSINESS TO SABIC

VALUE TO HUNTSMAN TOTALS $826 MILLION

Huntsman To Focus On Differentiated Chemicals; Reduce Debt

LONDON AND WILTON, TEESSIDE, UK – Peter R. Huntsman, President and CEO of Huntsman Corporation (NYSE: HUN), today announced that Huntsman has signed a definitive agreement with Saudi Arabian Basic Industries Corporation (SABIC), under which SABIC will acquire Huntsman’s European Base Chemicals and Polymers business.

Under the agreement, SABIC will acquire the business for a purchase price of US$700 million in cash, subject to certain adjustments at closing. The transaction further allows Huntsman to reduce its UK pension liabilities in the amount of approximately $126 million.  The transaction will not include Huntsman’s Teesside-based Pigments division or the Wilton-based aniline and nitrobenzene operations of its Polyurethanes division.

“This is a major step in divesting our commodity businesses as we execute our previously announced strategy of realigning our portfolio to differentiated businesses and paying down debt,” said Peter Huntsman.

After giving effect to the announced divestiture and the recently completed sale of Huntsman’s U.S. butadiene and MTBE business, total revenue from Huntsman’s differentiated businesses (including the Textile Effects division recently acquired from Ciba), will equate to nearly 80% of Huntsman’s revenues for the twelve month period ending June 30, 2006.  Total net debt, on a pro forma basis for the same period, is expected to drop to approximately $3.5 billion after application of the proceeds from the announced divestiture—a greater than 40% reduction from approximately $6.0 billion in net debt at year end 2004.

Huntsman purchased the business from ICI plc in 1999.  Under Huntsman ownership, the business grew to have 2005 revenues of $2.5 billion, and 2005 and LTM Adjusted EBITDA of $176 million and $45 million, respectively.(1)

Subject to customary regulatory approvals and other closing conditions, including merger control and UK Pension Regulator clearance, the transaction is expected to close by the end of 2006.

(1) EBITDA is defined as net income (loss) before interest, income taxes, and depreciation and amortization. We believe that EBITDA enhances an investor’s understanding of our financial performance and our ability to satisfy principal and interest obligations with respect to our indebtedness.  Adjusted EBITDA is computed by eliminating from EBITDA gains and losses from discontinued operations, all restructuring, impairment and reorganization costs, losses on the sale of accounts receivable to our securitization program, losses from early extinguishment of debt, legal and contract settlement expense, net, and cumulative effect of changes in accounting principle and is used to provide a more meaningful measure of operational performance.

	Year Ended Dec. 31,	LTM June 30,
$ in millions	2005	2006
Adjusted EBITDA
Polyurethanes	$734	$675
Advanced Materials	155	132
Performance Products	167	151
Pigments	145	132
Polymers	154	145
Base Chemicals
North America	105	71
Europe	176	45
Corporate and other	(192)	(171)
Total Segment Adjusted EBITDA	$1,445	$1,179

Textile Effects	88	88
Base Chemicals - C4s / MTBE	(41)	(31)
Base Chemicals - Europe	(176)	(45)
Pro Forma Segment Adjusted EBITDA	$1,316	$1,192

	Year Ended Dec. 31,	LTM June 30,
	2005	2006
Net (loss)	$(35)	$241
Interest expense - net	427	367
Income tax (benefit) / expense	21	(8)
Depreciation and amortization	501	486
EBITDA	913	1,086
Early extinguishment of debt	323	88
Legal and contract settlement expense, net	—	(9)
Loss on sale of accounts receivable	11	13
Loss due to the Port Arthur outage	—	9
Restructuring and plant closing costs	124	102
Gain on disposition of assets	—	(92)
Loss from discontinued operations net of tax	44	2
Extraordinary gain on the acquisition of a business, net	—	(51)
Cumulative effect of changes in accounting principle	31	31
Adjusted EBITDA	$1,445	$1,179

Huntsman is a global manufacturer and marketer of differentiated and commodity chemicals. Its operating companies manufacture products for a variety of global industries, including chemicals, plastics, automotive, aviation, textiles, footwear, paints and coatings, construction, technology, agriculture, health care, detergent, personal care, furniture, appliances and packaging. Originally known for pioneering innovations in packaging and, later, rapid and integrated growth in petrochemicals, Huntsman today has 15,000 employees and 78 operations in 24 countries. The Company had 2005 revenues of $13 billion.

Statements in this release that are not historical are forward-looking statements. These statements are based on management’s current beliefs and expectations. The forward-looking statements in this release are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the company’s operations, markets, products, services, prices and other factors as discussed in the Huntsman companies’ filings with the Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, financial, economic, competitive, environmental, political, legal, regulatory and technological factors.  In addition, completion of transactions of the type described in this release is subject to a number of uncertainties and to negotiation and execution of definitive agreements among the parties and closing will be subject to approvals and other customary conditions. Accordingly, there can be no assurance that the transactions will be completed or that the company’s expectations will be realized. The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.  For additional information, please see our current report on form 8-K filed on the date hereof concerning the same subject matter.